As filed with the Securities and Exchange Commission on March 23, 2005

Registration Statement No. 333-[____________]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OFFICE DEPOT, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2200 Old Germantown Road
Delray Beach, Florida 33445
(Address of Principal Executive Office) (Zip Code)

Office Depot, Inc. Long-Term Equity Incentive Plan
(Full title of the plans)

David C. Fannin
Executive Vice President,
General Counsel & Secretary
2200 Old Germantown Road
Delray Beach, Florida 33445
(561) 438-4800

(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
Title of Each	Amount		Maximum	Maximum	Amount of
Class of Securities	to be		Offering Price	Aggregate	Registration
to be Registered	Registered		Per Share (1)	Offering Price (1)	Fee
Common Stock, $0.01 par value	15,000,000	(2)	$22.28	$334,200,000	$39,335.34	(4)
Preferred Share Purchase Rights	15,000,000	(3)	N/A	N/A

(1)	Estimated in accordance with Rule 457(h) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the total registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange Composite Tape on March 17, 2005.

(2)	This Registration Statement also relates (a) pursuant to Rule 416(a) under the Securities Act, to such indeterminate number of additional shares of the Registrant’s common stock as may be issuable as a result of stock splits, stock dividends, or other similar events and (b) pursuant to Rule 416(c) under the Securities Act, to such indeterminate number of interests related to the Registrant’s common stock as may be issuable under its long-term equity incentive plan, all of which are generally nontransferable and may be considered derivative securities, including stock options and any restricted stock units or stock equivalents.

(3)	The Preferred Share Purchase Rights (the “Rights”) are attached to and will trade with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

(4)	Calculated pursuant to Section 6(b) of the Securities Act of 1933 by multiplying 0.0001177 by the proposed maximum aggregate offering price. Since no separate consideration is paid for the Rights, the registration fee for such securities is included in the registration fee for the Common Stock.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission (the “Commission”) in accordance with Section 8(a) of the Securities Act, and Rules 456 and 462 promulgated thereunder.

EXPLANATORY STATEMENT

     This Registration Statement on Form S-8 is filed by Office Depot, Inc., a Delaware corporation (the “Registrant”), and relates to an aggregate of 15,000,000 additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), and the related Rights, that are being registered hereunder for offering and issuance pursuant to the Office Depot, Inc. Long-Term Equity Incentive Plan (the “Plan”). The additional shares are being registered pursuant to an increase in the number of shares authorized for issuance under the Plan that was approved by the Registrant’s stockholders at its annual meeting held on May 14, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Registration Statement on Form S-8 (Reg. No. 333-41060) filed with the Commission by the Registrant on July 10, 2000 (the “Prior Registration Statement”) is incorporated herein by reference. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates.

     In addition to the documents incorporated by reference to the Prior Registration Statement, the following documents filed or to be filed by the Registrant with the Commission are incorporated herein by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any subsequently filed document incorporated by reference:

     (i) The Registrant’s Annual Report on Form 10-K for the year ended December 25, 2004;

     (ii) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (i) above; and

     (iii) The description of the Rights contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on September 6, 1996, as revised by an amendment thereto filed with the Commission on November 25, 2003, including any other amendment or report filed for the purpose of updating such description.

     Certain Current Reports on Form 8-K dated both prior to and after the date of this Registration Statement are or will be furnished to the Commission but shall not be deemed “filed” with the Commission and will not be incorporated by reference into this Registration Statement. However, all other documents and reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement, to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities.

Description of Common Stock

     The following statements describing the Registrant’s Common Stock are not intended to be a complete description. For additional information, please see the Registrant’s Restated Certificate of Incorporation, its Amended and Restated Bylaws and the Rights Agreement dated as of September 4, 1996, as amended and restated as of November 25, 2003, between the Registrant. and Mellon Investor Services, L.L.C., as Rights Agent, which set forth the terms of the Common Stock and the Rights (as described below) relating thereto. Each of these documents has been previously filed with the Commission. Reference is also made to the laws of the State of Delaware.

     Capital Stock

     The Registrant’s authorized capital stock consists of 800,000,000 shares of Common Stock and 1,000,000 shares of $0.01 par value preferred stock. As of March 23, 2005, none of the Registrant’s authorized shares of preferred stock were issued or outstanding. See “Description of Common Stock—Stockholder Rights Plan” below.

     Common Stock

     As of March 10, 2005, the Registrant had a total of 313,351,431 shares of Common Stock issued and outstanding and held by approximately 3,629 holders of record. As of such date, approximately 24,189,289 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options and 3,526,050 shares of Common Stock were reserved for issuance in connection with other employee share-based compensation programs.

     The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights in the election of directors.

     The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds.

     Upon liquidation, dissolution or winding up of the Registrant, the holders of Common Stock are entitled to share ratably in all assets of the Registrant that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any preferred stock then outstanding.

     The Common Stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto.

     The outstanding shares of Common Stock are, and when issued the shares offered hereby will be, fully paid and non-assessable.

     The rights, preferences and privileges of holders of Common Stock are subject to any series of preferred stock that the Registrant may issue in the future. The Board of Directors of the Registrant is authorized, subject to the limitations prescribed by law and certain provisions of the Registrant’s Restated Certificate of Incorporation, to provide for the issuance of shares of the Registrant’s authorized preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of the shares of the preferred stock of each such series.

     All outstanding shares of Common Stock are listed on the New York Stock Exchange and the Common Stock trades on such exchange under the symbol “ODP.”

     The registrar and transfer agent for the Common Stock is Mellon Investor Services LLC, Overpeck Center, 85 Challenger Road, Ridgefield Park, NJ 07660.

     Stockholder Rights Plan

     The Registrant’s stockholder rights plan (“the Plan”) was adopted by its Board of Directors on September 3, 1996 and amended on October 23, 2003. The Plan has certain anti-takeover provisions that may cause substantial dilution to a person or group that attempts to acquire the Registrant on terms not approved by its Board of Directors. Under the Plan, each holder of shares of Common Stock is issued one preferred share purchase right (a “Right”) to acquire one one-thousandth of a share of Junior Participating Preferred Stock, Series A at an exercise price of $95.00, subject to adjustment, for each outstanding share of Common Stock they own. These Rights are only exercisable if a single person or company acquires 20% or more of the outstanding Common Stock or if an announced tender or exchange offer would result in 20% or more of the Common Stock being acquired. If the Registrant were acquired, each Right, except those of the acquirer, shall have the right to receive the number of shares of Common Stock in the Registrant having a then-current market value of twice the exercise price of the Right.

     In addition, if the Registrant becomes involved in a merger or other business combination where (1) the Registrant is not the surviving company, (2) the Common Stock is changed or exchanged, or (3) 50% or more of the Registrant’s assets or earning power are sold, then each Right, except those of the acquirer, will be exercisable for common stock of the acquiring corporation having a market value of twice the exercise price of the Right. In addition, the Board of Directors has the option of exchanging all or part of the Rights for an equal number of shares of Common Stock.

     The Registrant may redeem the Rights for $0.01 per Right at any time prior to an acquisition.

     In response to a shareholder vote at the Registrant’s 2003 Annual Meeting, the Registrant’s Board of Directors adopted certain amendments to the Plan, which became effective on November 25, 2003. Under the terms of this amendment, in the event of a cash or marketable securities offer for all of the Common Stock, and if requested to do so by the holders of at least 10% of the Registrant’s issued and outstanding stock, the Board of Directors shall either call a special stockholder meeting within 60 days to allow a vote on a resolution to redeem the Rights or the Rights automatically will be redeemed. There are also certain other conditions on what constitutes a “Qualifying Offer” and with respect these conditions and other terms of the Plan reference is made to the Registrant’s report on Form 8-K and amendment on Form 8-A/A filed with the Commission on November 25, 2003.

     The Rights will expire on September 16, 2006, unless earlier redeemed or exchanged.

Item 5. Interests of Named Experts and Counsel.

     The validity of the shares of Common Stock and related Rights to be offered hereby will be passed upon for the Registrant by David C. Fannin, Executive Vice President, General Counsel & Corporate Secretary of the Registrant.

Item 6. Indemnification of Directors and Officers.

     Under Section 145 of the Delaware General Corporation Law, each director and officer of the Registrant may be indemnified by the registrant against expenses (including attorney’s fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer of the Registrant if such director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the registrant unless a court determines otherwise.

     The Amended and Restated By-laws of the Registrant provide for indemnification of the Registrant’s directors and officers, to the fullest extent permitted by Delaware law, for expenses (including reasonable amounts paid in settlement) incurred in defending actions brought against them arising out of the performance of their duties.

     The Registrant’s Restated Certificate of Incorporation, as amended, contains a provision that eliminates, to the fullest extent permitted by Delaware law, the personal liability of each director of the Registrant to the Registrant and its stockholders for monetary damages for certain breaches of fiduciary duty. This provision does not affect the director’s liability for monetary damages for breaches of the duty of loyalty, actions or omissions not in good faith, knowing violation of law or intentional misconduct, willful or negligent conduct in approving an unlawful dividend, stock repurchase or redemption or obtaining any improper personal benefit.

     The Registrant has obtained liability insurance policies under which the Registrant’s directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of certain actions, suits or proceedings, and certain liabilities which might be imposed as a result of certain actions, suits or proceedings, arising out of the performance of their duties.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	Restated Certificate of Incorporation (incorporated by reference from the respective exhibit to the Proxy Statement for the Registrant’s 1995 Annual Meeting of Stockholders, filed with the Commission on April 20, 1995).

4.2	Amended and Restated Bylaws (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 2, 2001).

4.3	Rights Agreement dated as of September 4, 1996, as amended and restated as of November 25, 2003, between the Registrant. and Mellon Investor Services, L.L.C., as Rights Agent, which includes as Exhibit B thereto the form the Right Certificate (incorporated by reference from the Registrant’s Current Report on Form 8-K, filed with the Commission on November 23, 2003).

*5.1	Opinion of David C. Fannin, Executive Vice President, General Counsel & Corporate Secretary of the Registrant.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of David C. Fannin, Executive Vice President, General Counsel & Corporate Secretary of the Registrant (included in Exhibit 5.1 to this Registration Statement).

*24	Power of Attorney (included on signature pages of this Registration Statement).

* Filed herewith.

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that the Registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if the Registration Statement is on Form S-8 or Form S-3,

and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

     Each director and/or officer of the Registrant whose signature appears below hereby appoints the agent for service named in this Registration Statement as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission any and all amendments, including post-effective amendments, to this Registration Statement, and the Registrant hereby also appoints such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida on the 23 day of March, 2005.

OFFICE DEPOT, INC.
By:	/s/ Steve Odland
Steve Odland
Chief Executive Officer and Chairman of the Board of Directors

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steve Odland
Steve Odland	Chief Executive Officer (Principal Executive Officer) Chairman of the Board of Directors	March 23, 2005

/s/ Charles E. Brown
Charles E. Brown	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	March 23, 2005

/s/ James A. Walker
James A. Walker	Senior Vice President, Finance and Controller (Principal Accounting Officer)	March 23, 2005

/s/ Lee A. Ault, III
Lee A. Ault, III	Director	March 23, 2005

/s/ Neil R. Austrian

Neil R. Austrian	Director	March 23, 2005

Signature	Title	Date

/s/ David W. Bernauer

David W. Bernauer	Director	March 23, 2005

/s/ Abelardo (Al) E. Bru

Abelardo (Al) E. Bru	Director	March 23, 2005

/s/ David I. Fuente

David I. Fuente	Director	March 23, 2005

/s/ Brenda J. Gaines
Brenda J. Gaines	Director	March 23, 2005

/s/ Myra M. Hart
Myra M. Hart	Director	March 23, 2005

/s/ W. Scott Hedrick
W. Scott Hedrick	Director	March 23, 2005

/s/ James L. Heskett
James L. Heskett	Director	March 23, 2005

/s/ Patricia A. McKay
Patricia A. McKay	Director	March 23, 2005

/s/ Michael J. Myers
Michael J. Myers	Director	March 23, 2005

EXHIBIT INDEX

Exhibit
No.
4.1	Restated Certificate of Incorporation (incorporated by reference from the respective exhibit to the Proxy Statement for the Registrant’s 1995 Annual Meeting of Stockholders, filed with the Commission on April 20, 1995).

4.2	Amended and Restated Bylaws (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 2, 2001).

4.3	Rights Agreement dated as of September 4, 1996, as amended and restated as of November 25, 2003, between the Registrant. and Mellon Investor Services, L.L.C., as Rights Agent, which includes as Exhibit B thereto the form of the Right Certificate (incorporated by reference from the Registrant’s Current Report on Form 8-K, filed with the Commission on November 23, 2003).

*5.1	Opinion of David C. Fannin, Executive Vice President, General Counsel & Corporate Secretary of the Registrant.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of David C. Fannin, Executive Vice President, General Counsel & Corporate Secretary of the Registrant (included in Exhibit 5.1 to this Registration Statement).

*24	Power of Attorney (included on signature pages of this Registration Statement).

*	Filed herewith.